UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 1, 2014

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33760 (Address of principal executive offices) (Zip Code) (727) 451-9510 Registrant’s telephone number, including area code

___________________________________________________________

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2014 (the “Effective Date”), the board of directors of the Company appointed Mark Ethier as Chief Operating Officer and President of the Company. In addition, he has been appointed to serve on the board of directors to fill the recent vacancy on the board. Mr. Ethier most recently served as chief executive officer of Cornerstone Brands Inc. from October 2009 to April 2013. Mr. Ethier served as chief operations officer and executive vice president of HSN Inc. from December 2004 to September 2009 and executive vice president of operations from July 2001 to December 2004. On the Effective Date Company entered into a three year employment agreement with Mr. Ethier. The employment agreement provides for a base salary in the amount of $180,000 per annum, although from the Effective Date through October 31, 2014 the rate shall be reduced to $72,000. Mr. Ethier shall also be entitled to an annual bonus as determined by the board of directors. Furthermore, under the employment agreement, within thirty days following the Effective Date, and subject to approval of the board of directors, Mr. Ethier shall be granted a number of restricted shares of common stock of the Company equivalent to 4% of outstanding shares of the Company (on a fully diluted basis) on the date of grant. Subject to Mr. Ethier’s continued employment in good standing, the grant shall vest in 1/4th increments on each of the first two year anniversaries of the Effective Date, and the final 1/2 vesting on the third anniversary of the Effective Date. The employment agreement provides for ordinary executive benefits and perquisites, and imposes standard non-competition and non-solicitation covenants. The employment agreement also contain a provision which provides that for 360 days following any change in control, the termination or resignation of the officer will be treated as a termination without cause. As such, the officer would be entitled to severance compensation for the remaining compensation left for the term of his employment agreement, and all unvested stock, stock equivalents or stock options would immediately vest in full, free of Company-imposed restrictions.

In addition, effective July 7, 2014 the Company appointed Lee Zoppa as Vice President of Direct Response Marketing. Ms. Zoppa was most recently chief marketing officer at MyLooks, Inc., a cosmetic surgery start up. Previously, Ms. Zoppa served as vice president, marketing and advertising at Hair Club for Men & Women from February 2008 to July 2013.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 7.01

Regulation FD Disclosure.

As disclosed in Item 5.02 above, on July 8, 2014 the Company issued a press release announcing its appointment of Mark Ethier as Chief Operating Officer, President and director and Lee Zoppa as Vice President of Direct Response Marketing. A copy of this press release is included as Exhibit 99.1 to this report. Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Employment Agreement effective July 1, 2014
99.1	Press Release dated July 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Chief Financial Officer

Date: July 8, 2014

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